Exhibit (h)(xxviii)

Amended and Restated

EXPENSE Limitation/reimbursement AGREEMENT

This Agreement is entered into as of the 30th day of March, 2015, as amended and restated as of January 28, 2023 by and between Gotham Asset Management, LLC (the “Adviser”) and FundVantage Trust (the “Trust”), on behalf of the Gotham Total Return Fund (the “Fund”).

WHEREAS, the Adviser desires to contractually agree to reduce its advisory fee and/or reimburse certain of the Fund’s operating expenses to ensure that the Fund’s total operating expenses, excluding taxes, “Acquired Fund Fees and Expenses” (as defined in Form N-1A), dividend and interest expense on securities sold short, interest, extraordinary items, management fees (if any), and brokerage commissions, do not exceed the levels described below (the “Expense Limitation”); and

WHEREAS, effective June 1, 2015, the Adviser amended and restated this Agreement to reflect a reduction in the Expense Limitation from 0.25% of the Fund’s average daily net assets to 0.17% of the Fund’s average daily net assets; and

WHEREAS, effective December 8, 2016, the Adviser amended and restated this Agreement to reflect a reduction in the Expense Limitation from 0.17% of the Fund’s average daily net assets to 0.00% of the Fund’s average daily net assets, effective January 1, 2017; and

WHEREAS, effective November 1, 2017, the Adviser amended and restated this Agreement to reflect multiple classes of the Fund; and

WHEREAS, effective January 28, 2019, the Adviser extended the term of this Agreement for an additional two year period ended January 31, 2021; and

WHEREAS, effective January 28, 2020, the Adviser extended the term of this Agreement for an additional period ended January 31, 2022; and

WHEREAS, effective January 28, 2022, the Adviser extended the term of this Agreement for an additional period ended January 31, 2023; and

WHEREAS, effective January 28, 2023, the Adviser desires to extend the term of this Agreement for an additional period ending January 31, 2024 and to reflect the conversion of the Fund’s Investor Class shares to Institutional Class shares effective on January 30, 2023.

NOW, THEREFORE, the parties agree as follows:

Fee Reduction. The Adviser agrees that it will reduce its compensation and/or reimburse certain expenses for the Fund, to the extent necessary to ensure that the Fund’s total operating expenses (exclusive of taxes, “Acquired Fund Fees and Expenses,” dividend and interest expense on securities sold short, interest, extraordinary items, management fees (if any) and brokerage commissions), do not exceed (on an annual basis): (i) 0.25%, as a percentage of the Fund’s average daily net assets for the period from the commencement of operations of the Fund through May 31, 2015; (ii) 0.17% of the Fund’s average daily net assets for the period from June 1, 2015 through December 31, 2016; (iii) 0.00% of the Fund’s average daily net assets for the period from January 1, 2017 through October 31, 2017; (iv) 0.00% and 0.25% of the Fund’s average daily net assets for the Institutional Class shares and Investor Class shares, respectively, for the period from November 1, 2017 through January 31, 2023; and (v) 0.00% of the Fund’s average daily assets for the period from February 1, 2023 through January 31, 2024.

Fee Recovery. The Adviser shall be entitled to recover from the Fund, subject to approval by the Board of Trustees of the Trust, amounts waived or reimbursed by the Adviser with respect to the Fund pursuant to this Agreement for a period of up to three (3) years from the date on which the Adviser reduced its compensation and/or assumed expenses for the Fund. The recoupment of fees waived or expenses reimbursed are limited to the lesser of (a) the Expense Limitation in effect at the time fees were waived or expenses were reimbursed, and (b) the Expense Limitation in effect at the time of recoupment.

Term. This Agreement shall terminate on January 31, 2024, or at an earlier date upon the discretion of the Board of Trustees of the Trust, unless extended, terminated, modified or revised by the mutual agreement of the parties, as provided for in writing.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties hereto has caused this Amended and Restated Expense Limitation/Reimbursement Agreement to be executed in its name and on its behalf by its duly authorized representative as of January 28, 2023.

Gotham Asset Management, LLC

By:	/s/ Louis LaRocca
Name:	Louis LaRocca
Title:	General Counsel & CCO

FundVantage Trust, on behalf of
Gotham Total Return Fund

By:	/s/ Joel L. Weiss
Name:	Joel L. Weiss
Title:	President

[Signature Page to Amended and Restated Expense Limitation/Reimbursement Agreement]

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